Exhibit 1

Buenos Aires, May 10, 2016

Messrs.

COMISIÓN NACIONAL DE VALORES

25 de Mayo 175

Ciudad A. de Buenos Aires

BOLSA DE COMERCIO DE BUENOS AIRES

Sarmiento 299

Ciudad A. de Buenos Aires

NOTA PESA – LegC 48/2016

Ref.: Relevant Fact. Resignation as President and Vicepresident, but not as Directors. Appointment of President and Vicepresident.

Dear Sirs:

I am writing to the National Securities Commission and the Stock Exchange of Buenos Aires in my capacity as Head of Market Relations of Pampa Energía S.A. (“Pampa” or the “Company” indistinctively). We are pleased to inform that Messrs. Gustavo Mariani and Ricardo Alejandro Torres have resigned as President and Vicepresident of the Company (but not as Directors) at the Board of Directors’ Meeting held on May 10, 2016. Pursuant to that resignation, the Board of Directors decided to appoint Mr. Marcos Marcelo Mindlin as President and Mr. Gustavo Mariani as Vicepresident.

Sincerely yours,

_____________________

María Agustina Montes

Responsible of Market Relations